                                                                     Exhibit 2.1


                              PURCHASE AGREEMENT
                              ------------------

     This PURCHASE AGREEMENT (this "Agreement") is made and effective as of May 30, 2000 ("Effective Date") by and among Cypress Financial Services, Inc., a Nevada corporation (the "Purchaser"), on the one hand; and Orange County
                                      ---------------
Professional Services, Inc., a California corporation ("OCPS"), Impact Seminars and Consulting, Inc., a Hawaii corporation and wholly-owned subsidiary of OCPS ("Impact"), RBA Rem-Care, Inc., a California corporation ("RBA"), and Insource Medical Solutions, LLC, a California limited liability company ("Insource") (OCPS, Impact, RBA and Insource are individually referred to herein as a "CPS Group Company" and collectively as the "CPS Group Companies"); Russell Mohrmann, an individual, Suzette M. Mohrmann, an individual (collectively, the "Mohrmanns"); Robert Perez, an individual, and Barbara C. Perez, an individual (collectively, the Perez'); and Maureen Brooks, an individual ("Brooks") (the Mohrmanns, Perez' and Brooks are collectively referred to herein as the "Shareholders"), on the other hand, and is made with reference to the following:
                 -----------------

     A. The issued and outstanding shares of OCPS consist of One Hundred (100) shares of common stock, Fifty (50) shares of which are owned of record (directly and indirectly) and beneficially by the Mohrmanns and Fifty (50) shares of which are owned of record (directly and indirectly) and beneficially by the Perez'.

     B. The issued and outstanding shares of Impact consist of forty (40) shares of common stock, all of which are owned of record (directly and indirectly) and beneficially by OCPS.

     C. The issued and outstanding shares of RBA consist of Twelve Thousand Five Hundred (12,500) shares of common stock, all of which are owned of record (directly and indirectly) and beneficially by the Mohrmanns.

     D. Fifty-one percent (51%) of the membership interests of Insource are owned of record (directly and indirectly) and beneficially by the Mohrmanns and forty-nine percent (49%) of the membership interests are owned of record (directly and indirectly) and beneficially by the Brooks'.

     E. Each of the CPS Group Companies owns and operates an accounts receivable management services business in conjunction with the others (collectively, the "Business"). The real property and all improvements thereon used in the Business are referred to herein as the "Premises" and are identified on Schedule 1 attached hereto. The CPS Group Company identified next to the
   ----------
applicable location holds a leasehold estate in such Premises pursuant to a lease agreement (the "Premises Leases") by and between such CPS Group Company and the third party owner identified on Schedule 1.
                                        ----------

     F. All in accordance with the terms and conditions set forth herein: (i) each of the Shareholders desires RBA and Insource to sell substantially all of their respective assets to OCPS, (ii) each of the Mohrmanns and Perez' desires to sell all of the shares (the "Shares") held by them in OCPS to the Purchaser and (iii) the Purchaser desires to purchase the Shares.

     G. As an essential inducement for the Purchaser to enter into this Agreement, the Shareholders, RBA and Insource have agreed to (i) make certain representations, warranties and covenants regarding certain stock, membership interests, assets and property to be transferred to the Purchaser, as well as other related matters, and (ii) provide the Purchaser with certain indemnification rights with respect to such representations, warranties and covenants .

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1
                                 TRANSACTIONS
                                 ------------

     1.1  Purchase and Sale of Assets. Subject to the terms of this Agreement,
          ---------------------------
on the Closing Date (as defined below), RBA and Insource shall, and the Shareholders of RBA and Insource shall cause RBA and Insource to sell, transfer, convey and assign to OCPS all of RBA's and Insource's right, title and interest in and to all of the assets and properties used in connection with their respective Businesses in consideration of the payment by OCPS of the amounts set forth in Section 1.4.1(b), delivery of the Promissory Notes described in Section
         ----------------                                                -------
1.4.1(d) and OCPS's assumption of liabilities as set forth in Section 1.5. Such
--------                                                      -----------
assets and properties are further defined on Schedule 1.1 attached hereto (as
                                             ------------
they apply to RBA and Insource) and are collectively referred to herein as the "Purchased Assets" and, together with the assets and properties used by the other CPS Group Companies in connection with their respective Businesses, are referred to herein as the "Assets."

     1.2  Purchase and Sale of Shares. Subject to the terms of this Agreement,
          ---------------------------
on the Closing Date, the Purchaser shall buy and the Mohrmanns and Perez' shall sell, transfer, convey and assign to the Purchaser the Shares held by them, constituting all of the outstanding shares of capital stock of OCPS.

     1.3  Non-Competition Agreement. On the Closing Date, the Purchaser, the CPS
          -------------------------
Group Companies and the Shareholders shall enter into a non-competition agreement in substantially the form attached hereto as Exhibit "A" and by this
                                                       -----------
reference incorporated herein (the "Non-Competition Agreement").

     1.4  Purchase Price; Capital Contribution.
          ------------------------------------

          1.4.1  Base Purchase Price. The purchase price for the Purchased
                 -------------------
Assets and the Shares is SEVEN MILLION FOUR HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($7,425,000) (the "Purchase Price"), payable on the Closing Date as follows:

                 a. The Purchaser's delivery to OCPS of cashier's checks or wire transfers from the Purchaser payable to OCPS in the aggregate amount of ONE MILLION FIFTY THOUSAND DOLLARS ($1,050,000), as a capital contribution to OCPS;

                 b. OCPS's delivery to RBA and Insource of cashier's checks or wire transfers from OCPS payable to RBA and Insource in the aggregate amount of ONE MILLION FIFTY THOUSAND DOLLARS ($1,050,000); which amount shall be distributed amongst the Mohrmanns and the Brooks' at the Closing as set forth in
Schedule 1.4.1;
---------------

                 c. The Purchaser's delivery to the Shareholders of cashier's checks or wire transfers from the Purchaser payable to the Mohrmanns and the Perez' in the aggregate amount of THREE MILLION TWO HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($3,225,000), to be distributed amongst the Mohrmanns and the Perez' in the amounts set forth in Schedule 1.4.1. The amounts payable to the Mohrmanns
                         --------------
and the Perez' will be increased or decreased, on a dollar for dollar basis, to the extent the Former Shareholder Debt at the closing decreases or increases from the amount set forth in Section 1.4.2;

                 d. Purchaser's delivery of convertible promissory notes (the "Promissory Notes") in favor of RBA, Insource, the Mohrmanns and the Perez's in the principal amounts set forth in Schedule 1.4.1, for an aggregate principal
                                   --------------
balance of THREE MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($3,150,000), each in the form attached hereto as Exhibit "B". The Promissory Notes shall bear
                               ------------
interest at eight percent (8%) per annum, shall be payable in monthly installments of interest only for a period of twenty-four (24) months ("Term"), subject to extension upon the terms set forth in the Promissory Notes, if any, and shall be secured pursuant to the terms and conditions of a security agreement, substantially in the form attached hereto as Exhibit "C". The
                                                        ------------
principal balance of each Promissory Note shall be convertible into Purchaser's Common Stock, par value $.001 per share ("Purchaser's Common Stock"), at any time during the Term in accordance with the terms and conditions of the Promissory Notes. The Promissory Notes may be prepaid, at the option of the Purchaser, upon 60 days prior notice. If, at the end of the Term, any Promissory Notes have not been converted, the remaining principal balance of such Promissory Notes and all accrued but unpaid interest thereon shall be paid in full.

          1.4.2  Capital Contribution. On the Closing Date, Purchaser shall
                 --------------------
deliver to OCPS a cashier's check or wire transfer from the Purchaser payable to OCPS in the aggregate amount of Four Hundred Fifty Thousand Dollars ($450,000), as a capital contribution to OCPS, and such amount shall be paid by OCPS on the Closing Date to the parties entitled thereto as payment in full of OCPS's liability with respect to the purchase of ownership interests of current and/or former owners (the "Former Shareholder Debt").

          1.4.3  Closing Adjustment.
                 ------------------

                 a. The cash portion of the Purchase Price shall be reduced on the Closing Date, on a dollar-for-dollar basis, to the extent that the Assets (which, with respect to accounts receivable, includes only those that are less than ninety (90) days from invoice date for the purposes of this calculation) less the Assumed Liabilities (as defined below) are less than Ten Thousand Dollars ($10,000) as of May 31, 2000, as reflected on the Financial Statements (as defined below) dated as of May 31, 2000 (the "Closing Adjustment"); provided, however, that in no event shall the Closing Adjustment result in a total Purchase Price of less than Ten Million Dollars ($10,000,000), including the Purchase Price and Capital Contribution under the CPS Purchase Agreement (defined below), and in the event the Closing Adjustment exceeds $500,000, the Purchaser shall have the right to terminate this Agreement.

                 b. For purposes of the Closing Adjustment and the Permitted Distributions (defined below), the Assets and the Assumed Liabilities shall include the "Assets" and "Assumed Liabilities" of Hospital Employee Labor Pool, a California corporation

("HELP"), as such terms are defined in that certain Asset Purchase Agreement of even date herewith between the Purchaser and HELP (the "HELP Purchase Agreement"). The parties shall cooperate with each other and provide each other with access to the books and records necessary to calculate the Closing Adjustment.

                 c. In the event of a dispute or disagreement relating to the Closing Adjustment which the Purchaser and the Shareholders are unable to resolve, any such party may elect to have such dispute or disagreement resolved by an accounting firm, not otherwise employed or retained by any party to this Agreement, to be mutually selected by the parties or, if no agreement is reached, by Deloitte & Touche LLP (the "Third Accounting Firm"). The Third Accounting Firm shall resolve the dispute and the calculation of any payment required upon such resolution shall be final and binding for purposes of this Section. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the dispute to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by the Purchaser, on the one hand, and the Shareholders, on the other hand.

                 d. The Closing Adjustment determined in accordance with this Section upon shall be promptly paid and; such amount, if any, owed to the Purchaser which is not promptly paid, may, in the Purchaser's sole discretion, be offset against the amounts due under the Promissory Notes.

          1.4.4  Permitted Distributions. The parties acknowledge and agree that
                 -----------------------
the Shareholders will be entitled to receive profits distributions, calculated in accordance with GAAP, that were earned prior to the Closing in accordance with the provisions of this Section (collectively, "Permitted Distributions"); provided, however, that Permitted Distributions shall only be payable if Assets
--------  -------
less Assumed Liabilities as of May 31, 2000 are at least equal to Ten Thousand Dollars ($10,000). Permitted Distributions shall be equal to the excess of current assets over current liabilities as of May 31, 2000, as determined from the Financial Statements dated as of May 31, 2000. Assets and current assets shall include cash, accounts receivable that are less than ninety (90) days from invoice date and prepaid expenses. Current liabilities shall include all accounts payable, accrued payroll and benefits, accrued vacation and all other accrued but not contingent liabilities whose payments are due in less than one
(1) year from the Closing Date, but shall exclude bank borrowings from Bank of Southern California in the approximate amount of $250,000 that were borrowed to fund the purchase of Impact by OCPS. Any Permitted Distributions shall be paid monthly out of surplus cash, which shall be equal to cash received from operations during the month less cash used to pay all liabilities due during the respective month, calculated on a per entity basis and paid to the Shareholders based on their pro rata ownership interest in such entity as of immediately prior to the Closing Date. The first Permitted Distributions shall occur promptly after the first month end following agreement upon or other resolution of the Closing Adjustment in accordance with Section 1.4.3. Any remaining Permitted Distributions owing at the time the Promissory Notes mature or are accelerated shall be paid in full. In addition, (a) in the event accounts receivable in excess of ninety (90) days of the invoice date at the time of Closing which were excluded from current assets are subsequently collected, such amounts shall be promptly paid to the Shareholders and (b) the Purchaser agrees not to unreasonably withhold its consent to allow the Shareholders, following the Closing, to attempt to collect accounts receivable in excess of ninety (90) days of the invoice date at the time of Closing.

     1.5  Assumption of Liabilities.  On the Closing Date, the OCPS shall assume
          -------------------------
and/or remain liable for the liabilities of the CPS Group Companies set forth on
Schedule 1.5 (collectively, the "Assumed Liabilities").  Except for the
------------
liabilities specifically to be assumed or retained by OCPS as forth on Schedule
                                                                       --------
1.5, OCPS shall not assume and shall under no circumstances be responsible for
---
any liabilities or obligations of the CPS Group Companies or the Shareholders (whether personal or corporate) with respect to and/or arising out of the Assets, the Shares and/or the Business, regardless of amount, character or description, or whether accrued, contingent or otherwise, including, without limitation, (a) any liability for federal, state or local income, franchise, excise, sales, use, occupation or other taxes or assessments arising out of or in connection with conduct or operative facts occurring prior to the Closing Date and (b) any liability with respect to the Former Shareholder Debt, except for the payments of the Purchase Price and capital contributions in accordance with Section 1.4 of this Agreement.

     1.6  Investors' Rights Agreement. On the Closing Date, the Purchaser and
          ---------------------------
those Shareholders and CPS Group Companies receiving Promissory Notes shall enter into an investors' rights agreement, substantially in the form attached hereto as Exhibit "D" and by this reference incorporated herein (the "Investors'
          -----------
Rights Agreement").

     1.7  Employment Agreements. On the Closing Date, (i) OCPS and Russ Mohrmann
          ---------------------
shall enter into an employment agreement, substantially in the form attached hereto as Exhibit "E-1" and by this reference incorporated herein and (ii) the
          -------------
Purchaser and Robert Perez shall enter into an employment agreement, substantially in the form attached hereto as Exhibit "E-2" and by this reference
                                             -------------
incorporated herein (collectively, the "Employment Agreements").

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

     2.1  Shareholders, RBA and Insource. The representations and warranties
          ------------------------------
made to the Purchaser in this Article 2 are made (i) by each Shareholder only as to the Shares, Business, Premises and Assets owned by or in respect of the CPS Group Company or CPS Group Companies in which such Shareholder has an ownership interest, as set forth in the recitals to this Agreement, (ii) by RBA and Insource only as to the Business, Premises and Assets owned by or in respect of RBA or Insource, as the case may be, and shall continue to be true and correct on and as of the Closing Date and (iii) subject to the exceptions set forth in
Schedule 2.1. All Shareholders of a particular CPS Group Company make the
------------
representations and warranties set forth in this Article 2 jointly and severally with all other Shareholders of such CPS Group Company.

          2.1.1  Title.
                 -----

                 a.   Shares.
                      ------

                      (i) The entire authorized capital stock of OCPS consists solely of Twenty Five Thousand (25,000) shares, of which One Hundred (100) Shares are issued and outstanding, Fifty (50) of which are owned of record and beneficially by the Mohrmanns and Fifty (50) of which are owned of record and beneficially by the Perez'.

                      (ii) The entire authorized capital stock of Impact consists solely of One Thousand (1,000) shares, of which Forty (40) Shares are issued and outstanding, all of which are owned of record and beneficially by OCPS.

                      (iii) The entire authorized capital stock of RBA consists solely of One Hundred Thousand (100,000) shares, of which Twelve Thousand Five Hundred (12,5000) Shares are issued and outstanding, all of which are owned of record and beneficially by the Mohrmanns.

                      (iv) Fifty-one percent (51%) of the membership interests in Insource are owned of record and beneficially by the Mohrmanns and forty-nine percent (49%) of the membership interests are or owned of record and beneficially by the Brooks'.

                      (v) All of the issued and outstanding shares of the CPS Group Companies, including the Shares, are duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The transfer of the Shares to be transferred to the Purchaser pursuant to this Agreement, when transferred in accordance herewith, will be in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 2.1.1(a), there are no outstanding or authorized options, warrants, rights, contracts, commitments, (including conversion or preemptive rights) or agreements for the issuance by, or purchase or acquisition from, any of the CPS Group Companies, the Shareholders, or any other individual or entity of any shares of the capital stock of or membership interest in any of the CPS Group Companies, and there is no agreement or understanding between any individuals and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director, shareholder, manager or member of any of the CPS Group Companies. There are no voting trusts, proxies or other agreements or understandings with respect to the voting capital stock or membership interests in any of the CPS Group Companies.

                      (vi) The Shareholders have and will have as of the Closing Date good and marketable title, as sole owners, to all of the Shares to be transferred by the Shareholders to the Purchaser pursuant to this Agreement.

                      (vii) OCPS will have as of the Closing Date good and marketable title, as sole owner, to all of the Purchased Assets to be transferred to OCPS by RBA and Insource.

                 b.   Assets. Each of the CPS Group Companies has good and
                      ------
marketable title to (or, as of the Closing Date will have), as sole owner, or a valid leasehold interest in all of the Assets used in connection with its Business.

                 c.   No Liens. All of (i) the Shares to be transferred to the
                      --------
Purchaser pursuant to this Agreement and (ii) the Assets are (or will be, as of the Closing Date) free and clear of any and all liens, mortgages, pledges, security interests, conditional sales or title retention agreements, assessments, covenants, commitments or any other encumbrances of any nature, except as otherwise noted on Schedule 2.1.1C attached hereto, all of
                                     ---------------
which liens and encumbrances shall be extinguished and released as of the Closing Date, except those with respect to the CPS Group Companies' obligations under the bank loans and lines of credit described in Schedule 2.1.1C in the
                                                      ---------------
approximate aggregate principal amount of Three Hundred Fifty Thousand Dollars ($350,000) (the "Loan Obligations"). When the Shares are delivered and paid for pursuant to the terms of this Agreement, the Purchaser will have good and marketable title to the Shares, free and clear of any and all adverse claims.

          2.1.2  No Contravention of Laws. The execution, delivery and
                 ------------------------
performance by the Shareholders and the CPS Group Companies of this Agreement and the consummation of the transactions contemplated hereby will not cause the Shareholders or any of the CPS Group Companies to violate or contravene (i) to the best of the Shareholders' and the CPS Group Companies' knowledge, any provision of any law or any rule or regulation of any agency or government or
(ii) any order, writ, judgment, injunction, decree, determination or award to which any of the Shareholders, the CPS Group Companies, the Shares or the Assets are subject.

          2.1.3  Good Standing. Each of OCPS and RBA is a corporation duly
                 -------------
organized, validly existing and in good standing under the laws of the State of California. Impact is a corporation duly organized, validly existing and in good standing under the laws of the State of Hawaii. Insource is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of the CPS Group Companies (i) has the power to own its property and to carry on its business as now being conducted and (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

          2.1.4  Equity Investments. None of the CPS Group Companies own or have
                 ------------------
subscribed or otherwise agreed to purchase any equity interest, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other entity, except for OCPS, with respect to its ownership of all of the capital stock of Impact.

          2.1.5  Binding Agreement. This Agreement constitutes the valid and
                 -----------------
legally binding obligation of each of the CPS Group Companies and the Shareholders, and is enforceable in accordance with its terms. The CPS Group Companies have full power, authority and legal right and capacity to execute and deliver this Agreement, to transfer such Company's right, title and interest in its respective Premises and Assets and to perform and observe the terms and conditions hereof. The Shareholders have full power, authority and legal right and capacity to execute and deliver this Agreement, to transfer such Shareholder's right, title and interest in their respective Shares and to perform and observe the terms and conditions hereof.

          2.1.6  No Conflict. No provision of any mortgage, lease indenture,
                 -----------
contract, agreement, commitment, obligation, understanding and promise (whether written or oral) ("Contract") binding on any of the CPS Group Companies, the Assets, the Premises (except the Premises being leased by the Purchaser, as lessor, the "Cypress Premises"), the Shareholders or the Shares or affecting any of the CPS Group Companies, the Assets, the Premises (except the Cypress Premises), the Shareholders or the Shares in any way conflicts with, or in any way prevents or threatens to prevent, the execution, delivery or performance of this Agreement by any of the CPS Group Companies or the Shareholders (including, without limitation, the transfer of any of the Purchased Assets to OCPS or the Shares to the Purchaser). No event of default (or event which, with the passing of time or the giving of notice, or both, would constitute such an event of default) exists under any Contract, and the execution, delivery and performance of this Agreement by the CPS Group Companies or the Shareholders (including, without limitation, the transfer of any of the Purchased Assets to OCPS or the Shares to the Purchaser) will not result, or threaten to result, in such an event of default or any basis for any claim of such an event of default or a right to terminate any Contract.

          2.1.7  Compliance with Charter Documents and Laws.
                 ------------------------------------------

                 a. True and correct copies of the Articles of Incorporation and Bylaws of each of the CPS Group Companies (except as to Insource), as amended and intended to be in effect on the Closing Date, have been provided to the Purchaser and are attached hereto as Schedules 2.1.7A(i) and (ii).
                                         ----------------------------

                 b. The Articles of Organization and Operating Agreement of Insource, as amended and intended to be in effect on the Closing Date, have been provided to the Purchaser and are attached hereto as Schedules 2.1.7B(i) and
                                                     -----------------------
(ii).
----

                 c. Each of the CPS Group Companies has complied with and is not in violation of the following: (a) any material term or provision of its Articles of Incorporation or Bylaws (or, in the case of Insource, its Articles of Organization or Operating Agreement) or any resolutions adopted by its Board of Directors or shareholders (or, in the case of Insource, its managers or members) and (b) applicable federal, state or local statutes, laws and regulations (including, without limitation, (i) to the best of Shareholder's knowledge, any applicable environmental, health, building, zoning, employment or occupational safety law, ordinance or regulation and (ii) any laws, ordinances or regulations affecting the business, properties, assets or operation of businesses selling accounts receivable management services, and/or the operation of the Business, including, without limitation, the Federal Fair Debt Collection Practices Act.

          2.1.8  Other Approvals. Any and all consents, approvals,
                 ---------------
authorizations and ratifications required by any of the CPS Group Companies or the Shareholders under all applicable laws, regulations and Contracts in order to execute, deliver and perform under this Agreement (including the consummation of all transactions contemplated hereby) are set forth on Schedule 2.1.8. All
                                                          --------------
consents, approvals, authorizations and ratifications set forth on Schedule
                                                                   --------
2.1.8 have been or will be obtained prior to the Closing Date.
-----

          2.1.9  Brokers or Finders. No individual or entity has or, as a result
                 ------------------
of the transactions contemplated hereby, will have, directly or indirectly, any valid claim against or upon the Purchaser or any of the CPS Group Companies, the Shareholders, the Shares, the Premises or the Assets for any compensation as a finder, broker or agent, or in any similar capacity with respect to the transactions contemplated hereby.

          2.1.10 Financial Information.  At the Closing, Schedule 2.1.10 to this
                 ---------------------                   ---------------
Agreement shall contain the audited balance sheets of each of the CPS Group Companies (i) as of December 31, 1998 and December 31, 1999, and related audited statements of operations, changes in shareholders' equity and cash flows for the years then ended and (ii) as of May 31, 2000, and related audited statements of operations, changes in shareholders' equity and cash flows for the five months then ended (the financial statements contained in Schedule 2.1.10 are referred to as the
                                  ---------------
"Financial Statements").

                 a.   Preparation of Financial Statements. As of the Closing
                      -----------------------------------
Date, all of the Financial Statements have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the periods covered, are in accordance with each of the respective CPS Group Companies' books and records, and fairly present the financial position of each of the respective CPS Group Companies and the results of its operations as of the dates and for the periods indicated thereon. As of the Closing Date, there are no liabilities of any of the CPS Group Companies, contingent or otherwise, except as set forth on the Financial Statements. As of the Closing Date, the Financial Statements do not contain any untrue statement of material fact or omit or fail to state any material fact necessary to make the Financial Statements not misleading.

                 b.   Financial Statement Schedules. True, correct and complete
                      -----------------------------
lists of any and all accounts, notes and claims receivable of each of the CPS Group Companies in existence as of the date hereof are set forth in Schedule
                                                                    --------
2.1.10. None of these accounts, notes and claims is in default and all are, to
------
the best of the Shareholders' and the CPS Group Companies' knowledge, fully collectible in accordance with their terms, net of applicable reserves. To the extent that a specific and descriptive reference thereto is not made on Schedule
                                                                        --------
2.1.10, a true, correct and complete list of any and all Contracts and other
------
obligations of each of the CPS Group Companies which have not been fully performed as of the date hereof is set forth on Schedule 2.1.19, which Schedule
                                                ---------------
includes the identity of the parties involved, the nature of the obligations of the respective CPS Group Company thereunder and the Assets which have been committed to the fulfillment of such obligations.

         2.1.11  Maintenance of Financial Condition. Except as set forth on
                 ----------------------------------
Schedule 2.1.11, since December 31, 1999, there has not been any:
---------------

                 a. Change in the condition (financial or otherwise) or title of any of the CPS Group Companies, the Business, the Assets, the Premises or the Shares except changes in the ordinary course of business, none of which (individually or in the aggregate) has been material;

                 b. Loss of any vendor to any of the CPS Group Companies whose services could not easily be replaced at substantially the same costs;

                 c. Loss of any customer or client of the CPS Group Companies whose net fees over the past twelve (12) months exceeded $100,000 or loss of customers or clients of the CPS Group Companies whose aggregate net fees over the past twelve (12) months exceeded $500,000;

                 d. Except for customary market adjustments and Permitted Distributions, change in the compensation or benefits of, or any bonuses paid or promised to, any employees, officers or directors of any of the CPS Group Companies whose annual compensation exceeds $50,000;

                 e. Issuance or authorization for issuance of any equity security, bond (excepting Licenses and Bonds, as defined below), note or other security of any of the CPS Group Companies;

                 f. Except for Permitted Distributions, declaration of any dividend or other distribution to any shareholder or other holder of any beneficial interest in any of the CPS Group Companies;

                 g.   Investment in any entity;

                 h. Disposition of any equity or other security of any of the CPS Group Companies;

                 i. Creation of a mortgage, pledge, lien or encumbrance made on any of the properties or assets of any of the CPS Group Companies, except those in respect of operating equipment purchases made in the ordinary course of business under existing arrangements in respect of the Loan Obligations;

                 j. Capital expenditures in excess of $10,000 (individually or in the aggregate), except for operating equipment purchases made in the ordinary course of business which in the aggregate do not exceed $100,000;

                 k. Indebtedness for borrowed money incurred, assumed or guaranteed by any of the CPS Group Companies except for routine borrowings in the ordinary course of any of the CPS Group Companies' business;

                 l. Amendment to the Articles of Incorporation, Bylaws, Articles of Organization or Operating Agreement of any of the CPS Group Companies;

                 m. Delay in payment of accounts payable, except delays due to recent expansion of the Business, none of which exceed sixty (60) days;

                 n. Other occurrence, event or condition of any similar or dissimilar character which has materially adversely affected, or may materially adversely affect (individually or in the aggregate), any of the CPS Group Companies or the Business; or

                 o. Agreement or commitment to take any of the actions referred to in subparagraphs (d) through (n) above.

         2.1.12  Good Condition and Sufficiency. The assets used in the Business
                 ------------------------------
(including, without limitation, the Assets and the Premises (except the Cypress Premises)) are in good operating condition and repair (subject to ordinary wear and tear). The Assets and the Premises (except the Cypress Premises) have been properly maintained and have been repaired or replaced when necessary.

          2.1.13  Insurance. The CPS Group Companies, the Business, the Premises
                  ---------
and the Assets are each covered by insurance policies in commercially reasonable amount and with commercially reasonable terms and provisions. A summary of the name, address and telephone number of the agent, the name of the insurer, policy holders and insureds, the policy number and the period and type of coverage for each such policy is set forth on Schedule 2.1.13. Each such policy shall remain
                                 ---------------
binding and in full force and effect through the Closing Date and otherwise in accordance with their respective provisions. Schedule 2.1.13 also includes a
                                              ---------------
list of all liability insurance coverage maintained with respect to each of the CPS Group Companies, the Business, the Premises and the Assets during any part of the last five (5) years, including the name of the insuring entity and policy number as well as the amount of insurance coverage.

          2.1.14  Litigation. Except as provided on Schedule 2.1.14, there is no
                  ----------                        ---------------
legal, administrative or arbitration proceeding ("Proceeding") pending or, to the best of the Shareholders' and the CPS Group Companies' knowledge, threatened against or affecting any of the CPS Group Companies, the Business, the Assets, the Premises, the Shares or the Shareholders in any court or before any governmental entity or authority. Except as provided on Schedule 2.1.14, there
                                                        ---------------
is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency, authority or arbitration tribunal against or affecting any of the CPS Group Companies, the Business, the Assets, the Premises, the Shares or the Shareholders. Except as set forth on Schedule 2.1.14, to the best of the
                                            ---------------
Shareholders' and the CPS Group Companies' knowledge, there exists no basis for any Proceeding against or affecting any of the CPS Group Companies, the Business, the Assets, the Premises, the Shares or the Shareholders including, without limitation, any condition which, if revealed to all interested parties, would give rise to a Proceeding.

          2.1.15  Licenses and Bonds. Each of the CPS Group Companies possesses
                  ------------------
from the appropriate governmental body all licenses, permits, authorizations, approvals and rights and has posted all bonds ("Licenses and Bonds") as are necessary for such entity to engage in the Business as such business is currently conducted or as are required under applicable laws, regulations or Contracts. Lists of all Licenses and Bonds currently held or posted by each of the CPS Group Companies and required in the operation of the Business, including their respective expiration dates and any conditions to their validity, are set forth on Schedule 2.1.15, attached hereto. All such Licenses and Bonds have been
         ---------------
lawfully and validly issued and are in full force and effect. No violation of such Licenses and Bonds has been recorded and there is no pending or, to the best of the Shareholders' and the CPS Group Companies' knowledge, threatened proceeding which may revoke or limit any or all of them. Licenses and Bonds with respect to the Business shall continue in full force and effect through the Closing Date; moreover, Licenses and Bonds with respect to the Business constitute Assets and shall be transferred to the Purchaser through the purchase of the Shares by or as of the Closing Date without interruption.

          2.1.16  Intellectual Property Rights.  All of the patents, copyrights,
                  ----------------------------
trademarks, service marks, logos, trade names, domain names, URLs and websites which are currently being used in the operation of the Business, which are listed on Schedule 2.1.16 attached hereto, are valid, in good standing and free
          ---------------
and clear of all liens and encumbrances of any nature whatsoever, and have not been (a) challenged in any way or (b) involved in any interference claim or proceeding. To the best of the Shareholders' and the CPS Group Companies' knowledge, operation of the Business in the ordinary course will not involve infringement or claimed infringement of any issued or applied-for United States patent or trademark.

          2.1.17  Third Parties.  The Business operating in the ordinary
                  -------------
course, to the best of the Shareholders' and the CPS Group Companies' knowledge,
(a) does not, and will not as of the Closing Date, infringe upon or violate any rights of any third party, and (b) does not, and will not as of the Closing Date, violate any right of privacy or any personal or proprietary right.

          2.1.18  Taxes.  Each of the CPS Group Companies and the Shareholders
                  -----
have filed, on a timely basis, all tax returns (or extensions for the filing thereof), reports and declarations required to be filed for all periods prior to, and those periods including, the Closing Date. State and federal income and franchise tax returns for the prior three fiscal years for each of the CPS Group Companies are attached hereto as Schedules 2.1.18A, 2.1.18B and 2.1.18C,
                                 --------- -------  -------     -------
respectively. No time in which to file any such unfiled returns, reports or declarations has been extended, except for the fiscal year ended December 31, 1999. Each of the CPS Group Companies and the Shareholders have paid, at the time and in the manner required, and where payment is not due have accrued on their respective balance sheets, all taxes for all periods prior to and those periods including the Closing Date. All taxes shown to be due on any returns, reports and declarations have been paid, and none of the CPS Group Companies or the Shareholders are delinquent in the payment of any tax, estimated tax, assessment or governmental charge payable by or on behalf of such party. There is no tax audit of any kind pending or, to the best of the Shareholders' and the CPS Group Companies' knowledge, threatened against any of the CPS Group Companies or the Shareholders nor has a claim for assessment, proposed assessment, or collection of any tax been received or, to the best of the Shareholders' and the CPS Group Companies' knowledge, threatened. None of the CPS Group Companies or the Shareholders have any outstanding agreement or waiver extending or waiving any statute of limitations with respect to the collection or assessment of any tax, nor will such an agreement be entered into prior to the Closing Date. No payments contemplated by this Agreement are subject to the provisions of Section 280G of the Internal Revenue Code. There are no tax liens on any portion of the Shares, the Business, the Premises or the Assets. For purposes of this Agreement, the term "tax" shall include all federal, state, local, foreign or other governmental income, franchise, gross-receipts, property, sales, use, transfer, excise, employment, and other taxes of any nature whatsoever including, without limitation, all interest, penalties, fines, assessments and deficiencies relating thereto.

          2.1.19  Contracts.  A complete list of each Contract in the following
                  ---------
categories and to which any of the CPS Group Companies is a party, under or by which it has any obligation or by which the Business or Assets are bound in any respect, is attached hereto as Schedule 2.1.19 (copies of which have been
                               ---------------
provided to the Purchaser):

                 a. Contracts for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or the performance of services, in any case involving more than Ten Thousand Dollars ($10,000), except for operating equipment purchases made in the ordinary course of business which in the aggregate do not exceed $100,000;

                 b. Notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, credit agreements and other evidences of indebtedness; c. Stock option, stock purchase, warrant, repurchase or other Contracts relating to any capital stock or membership interest of any of the CPS Group Companies;

                 d. Contracts relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

                 e. Contracts with individuals or entities to whom any of the CPS Group Companies has agreed to provide services, in any case involving average monthly net fees in excess of $5,000 over the past twelve (12) months;

                 f. Contracts with shareholders or optionees of any of the CPS Group Companies;

                 g. Licenses and Bonds, sublicenses, royalty agreements and other Contracts to which any of the CPS Group Companies is a party, or to which the Business or Assets are otherwise subject;

                 h. Any Contract that is not terminable by the applicable CPS Group Company unilaterally for convenience (without ongoing liability) upon thirty (30) days' notice;

                 i. Contracts limiting the right of any of the CPS Group Companies to compete in any business or with any individual or entity; and

                 j. All other Contracts material to the Business as presently conducted.

     Each of the Contracts constitutes the valid and legally binding obligation of the applicable CPS Group Company and other individuals or entities that are a party thereto, will be binding after the sale of the Purchased Assets to OCPS and the Shares to the Purchaser and is enforceable in accordance with its terms.

          2.1.20 Employees.  Schedules of all current employees for each of the
                 ---------
CPS Group Companies, their current rates of compensation (and any other remuneration of any kind) and benefits and date of last compensation increase, any accrued vacation and all compensation, benefits and bonuses paid since January 1, 2000 are attached hereto as Schedule 2.1.20. Except as set forth on
                                       ---------------
Schedule 2.1.20, there has been no hiring of new employees or termination of
---------------
existing employees since December 31, 1999. All Contracts and relationships between each of the CPS Group Companies and its current or former officers, directors, managers, principals, employees or consultants who are or were employed or otherwise compensated in connection with activities of such CPS Group Company ("Employees") are and have been in full compliance with law and are terminable at-will. None of the Employees belongs to a union, and none of the CPS Group Companies is bound, in any way, by any collective bargaining agreements or consent decrees involving the Employees. On and as of the Closing Date, there shall be no outstanding liabilities, obligations, expenses or commitments in respect of any Employees, except liabilities or obligations relating to any employee benefit plans, pension plans, welfare benefit plans, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit-sharing, deferred compensation, severance, bonus, stock purchase, stock ownership or other compensation plans or arrangements, accrued but unpaid vacation, sick-leave or personal time which (x) arose out of the ordinary course of business, (y) and are set forth on the books and records of the CPS Group Companies as of the Closing Date and (z) will be taken into account with respect to any purchase price adjustment pursuant to Paragraph 1.4.2. Copies of any of the foregoing plans are attached, as appropriate, to Schedule 2.1.20. None of the CPS Group
                                       ---------------
Companies or any Related Party ("Related Party" means any company, trade or business, whether or not incorporated, which is considered a single employer with any of the CPS Group Companies under Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) has sponsored, been obligated to contribute to, terminated or withdrawn from any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is a multi-employer plan (as defined in Section 3(37) of ERISA), and none of the CPS Group Companies or any Related Party has incurred any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any multi-employer plan, and no such withdrawal liability will result from this Agreement or the consummation of any of the transactions contemplated hereby. No liability under Title IV of ERISA which has not been satisfied has been incurred by any of the CPS Group Companies or by any Related Party with respect to an employee pension benefit plan (within the meaning of Section 3(2) of ERISA), and no proceedings by the Pension Benefit Guaranty Corporation to terminate any such plan pursuant to Title IV of ERISA have been instituted or threatened under which any of the CPS Group Companies or any Related Party could have any present or future liability. None of the CPS Group Companies or any member of a group described in Internal Revenue Code (the "Code") Sections 414(b), (c), (m), (n) or (o) which includes any of the CPS Group Companies has violated the requirements of Code Section 4980B or Sections 601, et seq. of ERISA.
                       ------

         2.1.21  Environmental Matters.  Except as set forth on Schedule 2.1.21
                 ---------------------                          ---------------
hereto, to the best of the Shareholders' and the CPS Group Companies' knowledge, none of the CPS Group Companies, the Business, the Premises (except the Cypress Premises) or the Assets, nor any portion of any of the foregoing, have been associated with any spill, disposal, storage, discharge or release of any Hazardous Materials (as hereinafter defined) into or upon or over any real property (including, without limitation, the Premises (except the Cypress Premises)) or into or upon ground or surface water. To the best of the Shareholders' and the CPS Group Companies' knowledge, neither the Assets, the Premises (except the Cypress Premises) nor the Business includes any asbestos-containing materials nor do they include any electrical transformer, fluorescent light fixture with ballasts or other equipment containing polychlorinated biphenyls or any underground storage tanks. As used herein, the term "Hazardous Materials" shall mean any hazardous or toxic substance, material or waste which is regulated by any local government authority, the State of California or the government of the United States of America.

         2.1.22  Real Property.  None of the CPS Group Companies owns any real
                 -------------
property. To the best of the Shareholders' and the CPS Group Companies' knowledge, neither the Premises (except the Cypress Premises) nor any portion thereof is in violation of any applicable building, zoning or other law, ordinance or regulation (including, without limitation, OSHA or ADA), nor has any notice or citation from any public or quasi-public authority in respect thereto been received, including notice of an exercise of the right of eminent domain, nor do any facts exist that would warrant any such notice or citation.

          2.1.23  Land Use.  To the best of the Shareholders' and the CPS
                  --------
Group Companies' knowledge, there are no existing or threatened condemnation, zoning, moratoriums, conditions, restrictions, limitations, controls or other land use regulation proceedings which would detrimentally affect the use and/or operation of the Premises as the Purchaser intends and the normal incidents thereto.

          2.1.24  Client Relations.  No (i) client with net fees in excess of
                  ----------------
$100,000 over the past twelve (12) months nor (ii) clients with aggregate net fees in excess of $500,000 over the past twelve (12) months has raised any claim, dispute or controversy with respect to any of the services provided by any of the CPS Group Companies, nor are there any facts which exist indicating that any of such clients may totally or partially terminate or suspend the use of such CPS Group Company's services or otherwise reduce their current monthly placements in the foreseeable future. None of the CPS Group Companies have in any respect misrepresented its services or employed misleading or deceptive practices in connection with the sale of its services.

          2.1.25  Minute Books.  The minute books of OCPS made available to
                  ------------
the Purchaser and its representatives for inspection contain full, complete and accurate records of all meetings and other corporate or company actions taken by the directors and shareholders of OCPS. The stock certificate book and stock record books of OCPS accurately reflect all transactions in its capital stock.

          2.1.26  Investment Representations.  The Shareholders, RBA and
                  --------------------------
Insource acknowledge that the Promissory Notes (and the Purchaser Common Stock issuable upon the conversion thereof ) to be issued pursuant to this Agreement
(i) constitute "securities" under federal and applicable state securities laws,
(ii) will be unregistered as such, and (iii) are being transferred in reliance upon exemptions from registration based, in part, upon the Shareholders,' RBA's and Insource's representations contained herein. The Shareholders, RBA and Insource are acquiring such securities for their own account and not with a view to, or for sale in connection with, any distribution thereof. The Shareholders, RBA and Insource acknowledge that such securities may not be sold or transferred unless such sale or transfer is registered or qualified with the appropriate securities authorities or unless an opinion of counsel, satisfactory to the Purchaser is rendered which states that such sale or transfer is exempt from registration and qualification. The Shareholders, RBA and Insource have had an opportunity to ask questions and receive answers from the Purchaser regarding matters relevant to the Purchaser and an investment therein.

          2.1.27  Disclosure.  No representation, warranty or covenant by any
                  ----------
of the CPS Group Companies or the Shareholders contained in this Agreement, or in any schedule, exhibit, statement or certificate furnished, or to be furnished, to the Purchaser by any of the CPS Group Companies or the Shareholders pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue or misleading statement of any material fact, or omits or will omit, or fail to state any material fact necessary to make any such representation, warranty or covenant not misleading to a prospective purchaser of any of the Shares, the Assets, the Premises, the Business or any portion of the foregoing.

     2.2  Purchaser.  The Purchaser hereby represents and warrants to the
          ---------
Shareholders as follows, which representations and warranties shall continue to be true and correct on and as of the Closing Date:

          2.2.1  Good Standing.  The Purchaser (a) is a corporation duly
                 -------------
organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own its property and to carry on its business as now being conducted and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

          2.2.2  Binding Agreement.  This Agreement constitutes the valid and
                 -----------------
legally binding obligation of the Purchaser and is enforceable in accordance with its terms. The Purchaser has full power, authority and legal right to execute and deliver this Agreement and to perform and observe the terms and conditions hereof, subject to the filing of an Information Statement with the Securities and Exchange Commission and distributing it to the Purchaser's stockholders, as required by Rule14c-2, with respect to increasing the Purchaser's authorized capital to 50,000,000 shares of Purchaser's Common Stock.

          2.2.3  No Conflict.  No provision of any Contract binding on the
                 -----------
Purchaser or affecting the Purchaser in any material way conflicts with, or in any way prevents, the execution, delivery or performance of this Agreement by the Purchaser.

          2.2.4  Compliance with Charter Documents and Laws.  The Purchaser
                 ------------------------------------------
has complied with and is not in violation of, nor will the execution of this Agreement or the consummation of the transactions contemplated hereby fail to comply with or cause a violation of, the following: (a) any material term or provision of its Certificate of Incorporation or Bylaws or any resolutions adopted by its board of directors or shareholders; and (b) applicable federal, state or local statutes, laws and regulations.

          2.2.5  Investment Representations.  The Purchaser acknowledges that
                 --------------------------
the Shares to be transferred to the Purchaser pursuant to this Agreement (i) constitute "securities" under federal and applicable state securities laws, (ii) will be unregistered as such, and (iii) are being transferred in reliance upon exemptions from registration based, in part, upon the Purchaser's representations contained herein. The Purchaser is acquiring such securities for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Purchaser acknowledges that such securities may not be sold or transferred unless such sale or transfer is registered or qualified with the appropriate securities authorities or unless an opinion of counsel, satisfactory to the applicable CPS Group Company is rendered which states that such sale or transfer is exempt from registration and qualification. The Purchaser has had an opportunity to ask questions and receive answers from the CPS Group Companies and the Shareholders regarding matters relevant to the CPS Group Companies and an investment therein.

          2.2.6  Name Change.  Within ninety (90) days of the Closing Date,
                 -----------
the Purchaser shall have completed and filed all documents necessary to change the Purchaser's name to "RevCare, Inc."

          2.2.7  Disclosure.  No representation, warranty or covenant by the
                 ----------
Purchaser contained in this Agreement, or in any schedule, exhibit, statement or certificate furnished, or to be furnished, to the Shareholders by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue or misleading statement of any material fact, or omits or will omit, or fail to state any material fact necessary to make any such representation, warranty or covenant contained herein not misleading to the Shareholders.

     2.3  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of each party contained herein shall continue and be true and correct on and as of the Closing Date and shall survive the Closing Date as follows:

          2.3.1 The representations and warranties contained in Sections 2.1.1 (Title), 2 .1.3 and 2.2.1 (Good Standing), 2.1.5 and 2.2.2 (Binding Agreement),
2.1.6 and 2.2.3 (No Conflict) shall survive the consummation of the transactions contemplated herein indefinitely; and

          2.3.2 All other representations and warranties shall survive for a period of three (3) years following the Closing Date.

                                   ARTICLE 3

                            ACCESS AND INFORMATION
                            ----------------------

     3.1  Access by the Purchaser.  The Purchaser and its officers, directors,
          -----------------------
employees, counsel and other authorized representatives, throughout the period prior to the Closing Date, shall be provided with reasonable access (during normal business hours and without undue interference with normal business activities) to the Assets, the Premises and to any other property, books and records relating to any of the CPS Group Companies, the Business, the Shares and the Shareholders for the purpose of facilitating a due diligence review thereof by the Purchaser. Notwithstanding the Purchaser's rights and the obligations of any other party hereunder, the Purchaser may or may not conduct such investigations and/or review such information and the provisions of this Article 3 shall in no way be deemed to lessen the Purchaser's entitlement to rely on the representations and warranties of any other party contained herein; rather, the Purchaser is, and shall continue to be, entitled to rely absolutely on such representations and warranties.

     3.2  Access by the Shareholders.  The Shareholders and their counsel and
          --------------------------
other authorized representatives, throughout the period prior to the Closing Date, shall be provided with reasonable access (during normal business hours and without undue interference with normal business activities) all material agreements of the Purchaser, including agreements among the Purchaser and FBR Financial Fund II, L.P. ("FBR"), including, without limitation, shareholder agreements, employment, incentive, option or other executive based compensation agreements, and any other documentation between or among the Purchaser, FBR, the Shareholders and Manuel Occiano. The Shareholders shall use such information for the purpose of facilitating a due diligence review thereof by the Shareholders and shall not otherwise disclose or use such information.

                                   ARTICLE 4

                        CONDITIONS PRECEDENT TO CLOSING
                        -------------------------------

     4.1  Conditions to Obligations of the Purchaser.  The obligations of the
          ------------------------------------------
Purchaser under this Agreement are, at the option of the Purchaser (in its sole and absolute discretion), subject to the following conditions precedent:

          4.1.1 All consents required in order for the transfer to (i) the Purchaser of good title to any or all of the Shares and (ii) OCPS of good title to the Purchased Assets of RBA and Insource shall have been obtained and such transfers shall be in accordance with all applicable laws and regulations (including applicable regulatory approvals);

          4.1.2 All of the conditions precedent to the closing of the sale of substantially all of the assets of HELP set forth in the HELP Purchase Agreement shall have been satisfied;

          4.1.3 The results of the audit of each of the CPS Group Companies' financial statements for the fiscal years ended December 31, 1998 and December 31, 1999 and the five-month period ended May 31, 2000, by Arthur Andersen LLP are satisfactory to the Purchaser, in the Purchaser's reasonable satisfaction;

          4.1.4 Between December 31, 1999 and the Closing Date, there shall have been no material adverse change in the condition, prospects or title of any of the CPS Group Companies, the Business, the Assets, taken as a whole, or the Shares, except changes in the ordinary course of business, none of which has been materially adverse;

          4.1.5  The Purchaser's investigations and review, if any, pursuant to
Article 3 hereof shall not have revealed any information which materially and adversely reflects upon any of the CPS Group Companies, the Business, the Premises, the Shareholders or the Shares;

          4.1.6 All parties to this Agreement, other than the Purchaser shall have taken all requisite action for the valid performance of this Agreement, including the transfer of the Purchased Assets to OCPS and the Shares to the Purchaser, lien-free and in the condition otherwise required herein;

          4.1.7 The Purchaser shall have received an executed form of Release of Financing Statement on Form UCC-2, or such other form of release reasonably acceptable to the Purchaser, for each lien or other encumbrance shown on
Schedule 2.1.1C hereto, except those in respect of the Loan Obligations, and
---------------
such form(s) of release shall, in the reasonable opinion of the Purchaser, effect a complete release thereof (collectively, the "Executed Releases");

          4.1.8 All representations and warranties of parties to this Agreement other than the Purchaser shall be true and correct in all material respects as of the Closing Date;

          4.1.9 No covenant of a party to this Agreement other than the Purchaser shall be in default nor shall a default be threatened with solely the passing of time, the giving of notice, or both;

          4.1.10 No impediments shall exist or be threatened with respect to the execution, delivery and performance by the parties to each of the Investors' Rights Agreement, the Non-Competition Agreement and the Employment Agreements other than the Purchaser;

          4.1.11 RBA and Insource shall have completed and executed all documents necessary to change such entities' names to names which are sufficiently dissimilar to their current names, which determination shall be in the Purchaser's sole discretion;

          4.1.12 The Purchaser shall have received the legal opinion of counsel to the CPS Group Companies and the Shareholders dated as of the Closing Date and substantially in the form attached hereto as Exhibit "F" ("Opinion of Counsel to
                                             -----------
the CPS Group Companies and the Shareholders"), which opinion may be relied upon by the Purchaser and the Purchaser's counsel in the rendering of the opinion of the Purchaser's counsel to the parties providing financing to the Purchaser to consummate the transactions contemplated by this Agreement; and

          4.1.13 The Purchaser shall have received evidence of payment in full of the Former Shareholder Debt.

     4.2  Conditions to Obligations of Parties other than the Purchaser.  The
          -------------------------------------------------------------
obligations of the Shareholders and the CPS Group Companies under this Agreement are, at the option of the Shareholders and the CPS Group Companies (in their sole discretion), subject to the following conditions:

          4.2.1 The Purchaser shall have taken all requisite corporate action for the valid performance of this Agreement;

          4.2.2 The Purchaser's representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date; and

          4.2.3 The Shareholders shall have received the legal opinion of counsel to the Purchaser dated as of the Closing Date and substantially in the form attached hereto as Exhibit "G" ("Opinion of Counsel to the Purchaser").
                        ----------

     4.3  Impossibility.  If, except as otherwise provided in this Agreement,
          -------------
any of the parties shall be prevented from closing, completing or proceeding with any of the transactions contemplated herein for any cause beyond the reasonable power and control of that party, the Shareholders, if the impossibility is on the part of the Purchaser, or the Purchaser, if the impossibility is on the part of the Shareholders, may elect to (i) accept a partial performance as dictated by the circumstance, or (ii) terminate this Agreement in lieu of any other remedy.

                                   ARTICLE 5

                                    CLOSING
                                    -------
     5.1  Time and Place.  The transactions provided for herein shall be
          --------------
consummated at 10:00 a.m. on June 15, 2000 or such other date and time as the parties may agree (the "Closing Date"), at the offices of Pillsbury Madison & Sutro LLP, located at 101 W. Broadway, Suite 1800, San Diego, California 92101, or such other location as the parties may agree.

          5.1.1  Actions and Deliveries.  On the Closing Date, the following
                 ----------------------
actions and deliveries shall take place:

          5.1.2  Delivery by Parties other than the Purchaser.  The parties
                 --------------------------------------------
other than the Purchaser shall deliver to the Purchaser the following:

                 a. A certificate executed by each Shareholder and the President of each CPS Group Company dated as of the Closing Date to the effect that the representations and warranties contained herein are true and correct as of the Closing Date;

                 b. A certificate executed by the Secretary of each of CPS and Impact certifying as to the terms and effectiveness the Articles of Incorporation and the Bylaws of each company, in form acceptable to counsel for CPS and Impact;

                 c. A certificate executed by the Secretary of each CPS Group Company, certifying as to the valid adoption of resolutions of the Board of Directors of each CPS Group Company and the Shareholders approving this Agreement and the consummation of the transactions contemplated hereby, in form acceptable to counsel for the CPS Group Companies;

                 d. Certificates of good standing of each CPS Group Company from (i) the Secretary of State of the state under which such company is organized (ii) the Secretary of State of the state in which its principal place of business is located, if different that the state of organization, and (iii) for CPS Group Companies which are organized under the laws of the State of California or whose principal place of business is located in California, the Franchise Tax Board of the State of California, each dated within a reasonable period prior to the Closing;

                 e.  The Executed Releases;

                 f. Certificates representing the Shares to be transferred by the Shareholders to the Purchaser, together with duly executed and appropriate Assignments Separate from Certificate transferring title to such Shares to the Purchaser;

                 g. Bills of Sale in forms acceptable to the Purchaser transferring the Purchased Assets from RBA and Insource to OCPS;

                 h. The Investors' Rights Agreement executed by the Shareholders;

                 i.  The Security Agreement executed by the Shareholders;

               j.  The Non-Competition Agreement executed by the Shareholders;

               k. The Employment Agreements executed by Russ Mohrmann and Robert Perez;


               l. Resignations of each of the officers and directors of each of OCPS and Impact;

               m. The Opinion of Counsel to the CPS Group Companies and the Shareholders; and

               n. Such other documents as are necessary to effect the intent of this Agreement and confirm the performance by the Shareholders and the CPS Group Companies of their obligations hereunder (including Schedules revised as of the Closing Date) as the Purchaser may reasonably request.

        5.1.3  Delivery by the Purchaser.  The Purchaser shall deliver to the
               -------------------------
Shareholders, RBA and Insource the following:

               a. Cashier's checks or wire transfers from the Purchaser payable in the aggregate amount of FOUR MILLION SEVEN HUNDRED TWENTY FIVE THOUSAND DOLLARS ($4,725,000) as described in Sections 1.4.1 and 1.4.2;

               b. The Promissory Notes executed by an authorized officer of the Purchaser;

               c. A Certificate executed by an authorized officer of the Purchaser and dated as of the Closing Date to the effect that the representations and warranties of the Purchaser and contained herein are true and correct as of the Closing Date;

               d. The Investors' Rights Agreement executed by an authorized officer of the Purchaser;

               e. The Security Agreement and UCC-1 financing statements in forms reasonably acceptable to the Shareholders' counsel executed by an authorized officer of the Purchaser and the other parties thereto other than the Shareholders;

               f. The Non-Competition Agreement executed by an authorized officer of the Purchaser;

               g. The Employment Agreements executed by an authorized officer of Purchaser;

               h.  The Opinion of Counsel to the Purchaser; and

               i. Such other documents as are necessary to effect the intent of this Agreement and confirm the performance by the Purchaser of its obligations hereunder as any party other than the Purchaser may reasonably request.

     5.2  Further Acts.  On the Closing Date, the Shareholders and the CPS Group
          ------------
Companies shall deliver to the Purchaser such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and assignment, reasonably satisfactory in form and substance to the Purchaser and its counsel, as shall be effective to vest in (a) OCPS all right, title and interest in and to the Purchased Assets and (b) in the Purchaser all right, title and interest in and to each of the Shares. Simultaneously with such delivery, the Shareholders and the CPS Group Companies shall take all additional steps as may be reasonably necessary to put the Purchaser into full possession, enjoyment and operating control of each of the Shares, the CPS Group Companies, the Business, the Premises and the Assets.

     5.3  Simultaneous Transactions and Duration of Closing.  All transactions
          -------------------------------------------------
on the Closing Date shall be deemed to have taken place simultaneously, and no transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

                                   ARTICLE 6

                          OBLIGATIONS BEFORE CLOSING
                          --------------------------

     6.1  Conduct of Business in Normal Course.  From the date of this Agreement
          ------------------------------------
until the Closing Date, each of the CPS Group Companies and the Shareholders shall carry on the Business and activities diligently and in substantially the same manner as it previously has been carried on, and shall not make or institute any unusual or novel methods of purchase, sale, lease, commitment, management, accounting or operation that will vary materially from the methods used by it as of the date of this Agreement, or take any of the actions described in Section 2.1.11, except with the prior consent of Manuel Occiano.
             --------------

     6.2  Full Payment of Liabilities.  The Shareholders covenant that any and
          ---------------------------
all liabilities of the CPS Group Companies and the Business, except the Assumed Liabilities, shall be paid in full at or prior to the Closing Date and any and all liens, claims and encumbrances affecting the Premises or the Assets shall be removed to the reasonable satisfaction of Purchaser, except those in respect of the Assumed Liabilities; provided, however, that neither the CPS Group Companies
                         --------  -------
nor the Shareholders shall borrow any additional sums under the Loan Obligations or fail to make any payments due thereunder without the prior written consent of Purchaser.

     6.3  Preservation of Business and Relationships.  The CPS Group Companies
          ------------------------------------------
and the Shareholders shall use their best efforts, without making any commitments on behalf of the Purchaser, to preserve its business organization intact, to keep available to its business its present Employees, and to preserve its present relationships with suppliers, lessors, licensors, customers and others having business relationships with it.

     6.4  Existing Agreements.  The CPS Group Companies and the Shareholders
          -------------------
shall not modify, amend, cancel or terminate any of its existing Contracts, or agree to do any of those acts.

     6.5  Governmental Filings.  The CPS Group Companies and the Shareholders
          --------------------
shall cooperate fully with the Purchaser in preparing and filing all information and documents deemed necessary or desirable by the Purchaser under any statutes or governmental rules or regulations pertaining to the transactions contemplated by this Agreement.

     6.6  Consents.  The CPS Group Companies and the Shareholders shall give all
          --------
notices required to be made and given by the CPS Group Companies or the Shareholders and use their best efforts to obtain all consents required to be obtained by the CPS Group Companies or the Shareholders in connection with the sale of the Shares and the other transactions contemplated by this Agreement.

     6.7  Notice to the Purchaser.  Each of the CPS Group Companies and the
          -----------------------
Shareholders shall give prompt notice to the Purchaser of (a) any notice of, or order or communication relating to, any default or potential default received by such party or of which such party is aware with respect to any Contract, and (b) any notice or other communication from any third party alleging that the consent of such third party may be required in connection with any of the transactions contemplated by this Agreement.

     6.8  Actions by the Shareholders.  Each of the CPS Group Companies and the
          ---------------------------
Shareholders shall take any and all actions which may be necessary to cause such party to perform its obligations hereunder in a timely and appropriate manner.

                                   ARTICLE 7

                                INDEMNIFICATION
                                ---------------

     7.1  Indemnification.
          ---------------

          7.1.1  Shareholders, RBA and Insource.  Each of the Shareholders,
                 ------------------------------
RBA and Insource shall indemnify, defend (with counsel reasonably acceptable to the Purchaser and/or OCPS, as the case may be) and hold the Purchaser and OCPS harmless from and against any and all costs, actions, expenses (including reasonable attorneys' fees), claims, demands and liabilities arising from any material misrepresentation or material inaccuracy in, material breach or material nonperformance of, any warranty, representation, covenant or agreement made by such party in this Agreement or any certificate delivered in connection with this Agreement.

          7.1.2  Purchaser.  The Purchaser shall indemnify, defend (with counsel
                 ---------
reasonably acceptable to the Shareholders) and hold the Shareholders, RBA and Insource harmless from and against any and all costs, actions, expenses (including reasonable attorneys' fees), claims, demands and liabilities arising from (a) any material misrepresentation or material inaccuracy in, material breach or material nonperformance of, any warranty, representation, covenant or agreement made by the Purchaser in this Agreement or any certificate delivered in connection with this Agreement or (b) the Assumed Liabilities.

          7.1.3  Offset Right.  Except for the Closing Adjustment, which may
                 ------------
be offset in accordance with the provisions of Section 1.4.2 subject to the dispute resolution procedures described therein, the Purchaser and OCPS may charge and offset the amount of any and all of the Purchaser's or OCPS's losses, costs, actions, expenses (including reasonable attorneys' fees), claims, demands and liabilities arising from any material misrepresentation, inaccuracy in, breach, or nonperformance of any warranty, representation, covenant or agreement made by the Shareholders, RBA or Insource in this Agreement or any agreements or transactions contemplated hereby prior to or as of the Closing Date against any amounts payable by the

Purchaser or OCPS to Shareholders (including, without limitation, amounts payable pursuant to the Promissory Notes). The Purchaser and OCPS shall give the Shareholders fifteen (15) days' advance written notice of its intention to seek such an offset, including the grounds or reasons therefor, and will, during such period, discuss the matter with the Shareholders in an attempt to resolve the matter without effecting an offset. Failing a complete resolution of the claim during such 15-day period, the Purchaser shall initiate arbitration of the dispute in accordance with Section 9.6 hereof and shall, during the pendency of such arbitration (and the 15-day period beginning with notice of a claim), make any payments otherwise due and owing under the Promissory Notes into an account under the control of the Judicial Arbitration and Mediation Service ("JAMS"). An offset against such payments will be made only upon the final award of the arbitrator in such arbitration proceeding. The existence of a claim and/or the pendency of an arbitration proceeding in connection therewith shall not toll, delay or excuse the Purchaser's obligation to make the payments called for under the Promissory Notes into an arbitration account as provided herein.

          7.1.4  Mutual Cooperation.  Each party to this Agreement shall
                 ------------------
cooperate with the other party(ies) in defending claims for which the other party(ies) is/are or may be liable under this Article 7 by giving prompt notice to the other party(ies) of the existence of any such claim and by promptly furnishing such documents and information as may be useful in defense of such claims.

                                   ARTICLE 8

                          TAXES, FEES AND TERMINATION
                          ---------------------------

     8.1  Tax Returns.  The Shareholders shall prepare and file all tax
          -----------
returns, schedules and filings in respect of CPS and Impact the fiscal year ended December 31, 1999 and the stub period from January 1, 2000 up to and including the Closing Date, and pay all taxes due in respect of such returns, prior to the applicable due date therefor (as such due dates may be extended) and provide copies of all such tax returns, schedules and filings to the Purchaser. All such returns, schedules and filings shall be accurate and shall comply fully with applicable law and regulations and past practice in both form and substance.

     8.2  Fees and Expenses.
          -----------------

          8.2.1 The Shareholders and the Purchaser shall each pay their respective costs and expenses (including attorneys' fees) incurred or to be incurred in negotiating and preparing this Agreement and in closing and performing the transactions contemplated herein. The Shareholders and the Purchaser shall each pay one-half of the cost of the Purchaser's lien and litigation searches on the CPS Group Companies, the Shareholders, the Premises and the Assets, copies of such lien searches have been provided to the Shareholders.

          8.2.2 The Purchaser shall pay the cost of the audit to be performed by Arthur Andersen LLP of the CPS Group Companies' financial statements for the fiscal years ended December 31, 1998 and December 31, 1999.

     8.3  Termination.  This Agreement may be terminated as follows:
          -----------

          8.3.1  Purchaser.  By the Purchaser if there is any breach of this
                 ---------
Agreement by a party other than the Purchaser or any condition precedent to the obligations of the Purchaser hereunder is not satisfied and such condition is not waived by the Purchaser on or prior to the Closing Date; or

          8.3.2  Shareholders.  By the Shareholders if there is a breach of
                 ------------
this Agreement by a party other than the Shareholders or any of the CPS Group Companies or any condition precedent to the obligations of the Shareholders hereunder is not satisfied and such condition is not waived by the Shareholders on or prior to the Closing Date;

in which case, the party with a right of termination may terminate this Agreement at its option by notice to the other parties. In the event of a termination of this Agreement by any party as above provided due to the default of the other party(ies), such defaulting party(ies) shall be liable to the other parties for damages proximately caused by such default.

                                   ARTICLE 9

                                 MISCELLANEOUS
                                 -------------

     9.1  Warranty of Title.  All warranties of title contained herein with
          -----------------
respect to the Purchased Assets, the Shares or any portion thereof is hereby made a part of all instruments of transfer by which any of the Purchased Assets are transferred to OCPS or the Shares are transferred to the Purchaser.

     9.2  Notices.  Any notices or other communications pursuant to this
          -------
Agreement shall be given in writing and shall be deemed to have been given when delivered personally, or three (3) business days after deposit in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, or one (1) business day after delivery to Federal Express or a similar overnight carrier, addressed to the following:

     IF TO PURCHASER:

            Cypress Financial Services, Inc.
            5400 Orange Avenue
            Cypress, California 90630
            Attn: Manuel Occiano
            Telephone: (714) 243-3351
            Facsimile: (714) 243-3401

     with copies of all notices to the Purchaser or any of the CPS Group Companies to:

            Pillsbury Madison & Sutro LLP
            101 West Broadway, Suite 1800
            San Diego, CA 92101
            Attn: David R. Snyder, Esq.
            Telephone: (619) 544-3369
            Facsimile: (619) 236-1995

     IF TO THE SHAREHOLDERS:

            Russell Mohrmann
            9432 Walker Ranch Circle
            Villa Park, CA 92861-2820

     with copies of all notices to the Shareholders to:

            Andrew A. Talley, Esq.
            Attorney at Law
            500 N. State College Blvd., Suite 1030
            Orange, CA 92868
            Telephone: (714) 937-6337
            Facsimile: (714) 937-6336

or to such other addresses as may be designated by any of the parties from time to time by written notice given to the other party(ies) in the aforesaid manner.

     9.3  Survival.  The indemnities, agreements and covenants made in this
          --------
Agreement shall survive the Closing Date.

     9.4  Assignment.  Neither this Agreement nor any rights pertaining hereto
          ----------
may be assigned by any party.

     9.5  Severability.  Should any one or more of the provisions of this
          ------------
Agreement or of any agreement entered into pursuant to this Agreement be determined to be unlawful or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be unlawful or unenforceable and shall not be affected thereby; provided, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of unlawfulness or unenforceability is made.

     9.6  Arbitration.  Except with respect to the Closing Adjustment, which
          -----------
shall be governed by Section 1.4.3, in the event of a claim or dispute concerning or arising out of this Agreement and the agreements and transactions contemplated hereby, such dispute shall be submitted to binding arbitration. Arbitration proceedings may be commenced by giving the other party(ies) written notice thereof and shall proceed thereafter in accordance with and be governed by the rules and procedures of JAMS then in effect. The arbitrator shall be a neutral arbitrator (the "Arbitrator") mutually selected by Manuel Occiano and Russ Mohrmann from among five individuals proposed by JAMS. The decision of the Arbitrator shall be final, binding and nonappealable with respect to all persons, including, without limitation, persons who have failed or refused to participate in the arbitration process. The Arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Unless the Arbitrator finds that exceptional circumstances require otherwise, all costs incurred in connection with the arbitration, including the Arbitrator's fees and expenses of expert witnesses, legal counsel and accountants, shall be allocated to the parties by the Arbitrator, taking into account the parties' original positions and the ultimate determination by the Arbitrator.

     9.7  Brokerage Commission.  The parties acknowledge that the Shareholders
          --------------------
will not pay any commission to any broker in connection herewith. Each party shall indemnify and hold harmless the other parties against any and all losses, costs, damages, expenses (including attorneys' fees) and liabilities whatsoever based upon any commitment by such indemnifying party to pay any brokerage commission or other fee by reason of the transactions contemplated herein.

     9.8  Applicable Law.  This Agreement and the rights and obligations of
          --------------
the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

     9.9  Binding Effect.  The terms and provisions of this Agreement shall be
          --------------
binding upon, and shall inure to the benefit of, the parties hereto and their respective assigns, heirs, representatives and successors.

     9.10 Further Assurances.  Each party hereby agrees to execute all such
          ------------------
further instruments and documents and to take all such further action as the other party(ies) may reasonably request in order to give effect to the provisions and purposes of this Agreement.

     9.11 Entire Agreement.  This Agreement, the attached schedules and exhibits
          ----------------
referenced herein, and the instruments, agreements and certificates to be executed and delivered pursuant hereto, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior letters, agreements or memorandums of understanding.

     9.12 Waiver, Modification or Cancellation.  Any waiver, modification or
          ------------------------------------
cancellation of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

     9.13 Headings; Terminology.  The various headings or titles used herein are
          ---------------------
for convenience only and shall not affect the interpretation of any of the provisions hereof. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular number shall include the plural, and vice versa.

     9.14 Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.15 Publicity.  All notices to third parties and all other publicity
          ---------
concerning the transactions contemplated herein shall be jointly planned and coordinated by and between the Purchaser and the Shareholders. None of the parties shall act unilaterally in this regard without the prior written consent of the other; however, such consent shall not be unreasonably withheld.

     9.16 Condemnation.  If, prior to the Closing Date, condemnation proceedings
          ------------
are commenced or threatened against the Premises which could result in the taking of all or a portion of the Premises, the Purchaser shall have the right to terminate this Agreement and its obligations hereunder.

                 [Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASER:                                CPS GROUP COMPANIES:
CYPRESS FINANCIAL SERVICES, INC.,         ORANGE COUNTY PROFESSIONAL SERVICES,
a Nevada corporation                      INC., a California corporation

By: ________________________________      By: _________________________________
Name:_______________________________      Name: _______________________________
Title:______________________________      Title: ______________________________

                                          IMPACT SEMINARS AND CONSULTING, INC.,
                                          a Hawaii corporation

                                          By: _________________________________
                                          Name: _______________________________
                                          Title:_______________________________

                                          RBA REM-CARE, INC.,
                                          a California corporation

                                          By:   _______________________________
                                          Name: _______________________________
                                          Title:_______________________________

                                          INSOURCE MEDICAL SOLUTIONS, LLC, a
                                          California limited liability company

                                          By:   _______________________________
                                          Name: _______________________________
                                          Title:_______________________________

                                        SHAREHOLDERS:


                                        __________________________
                                        Russell Mohrmann


                                        __________________________
                                        Suzette M. Mohrmann


                                        __________________________
                                        Robert Perez


                                        __________________________
                                        Barbara C. Perez


                                        __________________________
                                        Maureen Brooks

                               INDEX OF EXHIBITS

EXHIBITS
--------

A    -    Non-Competition Agreement

B    -    Promissory Notes

C    -    Security Agreement

D    -    Investors' Rights Agreement

E-1  -    Employment Agreement for Russ Mohrmann

E-2  -    Employment Agreement for Robert Perez

F    -    Opinion of Counsel to the CPS Group Companies and the Shareholders

G    -    Opinion of Counsel to the Purchaser

                              INDEX OF SCHEDULES
                              ------------------

SCHEDULES
---------

1              Premises
1.1            Assets
               Exhibit 1  -  Equipment
               Exhibit 2  -  Contracts and Receivables
               Exhibit 3     Cash and Accounts
1.4.1.         Schedule of Purchase Price Payments (Cash and Promissory Notes)
1.5            Assumed Liabilities
2.1            Schedule of Exceptions to Representations and Warranties
2.1.1A         Outstanding Options, Etc., and Agreements for the Purchase or
               Acquisition of Shares
2.1.1C         Liens; Bank Loans and Lines of Credit
2.1.7A(i)      Articles of Incorporation
2.1.7A(ii)     Bylaws
2.1.7B(i)      Articles of Organization
2.1.7B(ii)     Operating Agreement
2.1.8          Required Approvals and Consents
2.1.10         Financial Statements and Schedules
2.1.11         Exceptions to Maintenance of Financial Condition
2.1.13         Insurance Policies
2.1.14         Litigation
2.1.15         Licenses and Bonds
2.1.16         Intellectual Property Rights
2.1.18A        State and Federal Tax Returns for 1999
2.1.18B        State and Federal Tax Returns for 1998
2.1.18C        State and Federal Tax Returns for 1997
2.1.19         Contracts
2.1.20         Employees
2.1.21         Environmental Matters